Filed Pursuant to Rule 433
Registration Statement 333-275898

•	CUSIP: 78017FKU6
•	Trade Date: March 25, 2024
•	Issue Date: March 28, 2024
•	Valuation Date: June 25, 2025
•	Maturity Date: June 30, 2025
•	Term: 15 months
•	Reference Assets: the Dow Jones Industrial Average™ (INDU), the Russell 2000® Index (RTY) and the S&P 500® Index (SPX)
•	Digital Return: At least 7.40% (to be determined on the Trade Date)
•	Barrier Level: 65% of each Initial Level
•	Lesser Performing Reference Asset: the Reference Asset with the lowest Percentage Change
•	Percentage Change of each Reference Asset:
•	Payment at Maturity linked to the Reference Asset with the lowest Percentage Change.
•	Receive a return equal to the Digital Return if the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Barrier Level.
•	Subject to 1% loss of the principal amount for each 1% that the Lesser Performing Reference Asset decreases if the Final Level is less than the Barrier Level.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	The return on the notes is limited to the Digital Return.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

Reference Asset Performance
Note Performance
170
160
150
140
130
120
110
100
90
80
70
60
50
Note Perfomance
107.4% Maximum Redemption Amount
65% Barrier Level
0
10
20
30
40
50
60
70
80
90
100
110
120
130
140
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170
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190
200
Reference Asset Performance

DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount for each 1% decline in the level of the Lesser Performing Reference Asset. The Payment at Maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Asset)
In this case, you may lose up to 100% of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described above before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here.

The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose Some or All of Your Principal Amount at Maturity.
•	Your Potential Payment at Maturity Is Limited.
•	Your Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Assets Perform Better.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes —Sales in the Secondary Market May Result in Significant Losses
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in the Reference Assets.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
•	An Investment in the Notes Linked to RTY Is Subject to Risks Associated in Investing in Stocks With a Small Capitalization Stocks
The SPX and the INDU are products of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and have been licensed for use by Royal Bank of Canada. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the Notes nor do they have any liability for any errors, omissions, or interruptions of the SPX and INDU.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell’s only relationship to Royal Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.